Exhibit 99.1
Warwick Valley Telephone Company Reports Financial Results for the Twelve Months Ended December 31, 2005
(WARWICK, NY, March 30, 2006) Warwick Valley Telephone Company (NASDAQ: WWVY) announced today its financial results as of December 31, 2005. Michael Cutler, Chief Financial Officer, reported that Net Income for the twelve month period decreased 42% to $5.170 million from $8.928 million for the same period in 2004.
     Operating revenues decreased 1% in 2005 as compared to the same period in 2004 due principally to a decrease in revenue from access lines and reduced network access that was largely offset by an increase in Universal Service Fund (USF) subsidies.
Total operating expenses increased 14% in 2005 as compared to the same period in 2004 primarily due to the professional fees related to the Sarbanes-Oxley compliance process.
Other income (expenses) decreased 12% in 2005 as compared to 2004 primarily due to the sale of an investment in 2004 and the write-off of another in 2005.
Earnings per share for the twelve month period were $0.96 as compared to $1.65 for 2004.
The chart that follows provides additional information in summary form. Further information about the Company’s earnings and business operations can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the Securities and Exchange Commission on March 28, 2006.
Warwick Valley Telephone provides Local, Toll, Cellular, Internet, Video and other communications services in Southeastern New York and Northwestern New Jersey.

Warwick Valley Telephone Company
Financial Data
(Audited)

	For the Years Ended
	December 31,
(Dollars in thousands, except per share data)	2005	2004	Change

Income Statement Data

Operating Revenues	27,342	27,678	-1%

Plant Repair and Maintenance Expenses	4,911	4,317	14%

Depreciation, Testing and Other Expenses	9,213	8,541	8%

Customer Service Expenses	4,460	4,698	-5%

Other Operating Expenses	11,705	9,008	30%

Operating (Loss) Income	(2,947)	1,114	-365%

Non-Operating Income and Expenses	10,903	12,391	-12%

Income Taxes	2,786	4,577	-39%

Net Income	5,170	8,928	-42%

Preferred Dividends	25	25	0%

Income Applicable to Common Stock	5,145	8,903	-42%

Basis & Diluted Earnings Per Share	0.96	1.65	-42%
CONTACT:
Warwick Valley Telephone Company
Michael Cutler
(845) 986-8080